                                                                     EXHIBIT 4.5

                              GUARANTY AGREEMENT
                           (364-Day Credit Facility)

                                      by

                       ENTERPRISE PRODUCTS PARTNERS L.P.


                                  in favor of

                         FIRST UNION NATIONAL BANK, as
                             Administrative Agent

                         Dated as of November 17, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                   ARTICLE 1
                                   ---------

                                 General Terms
                                 -------------


         Section 1.1       Terms Defined Above
         Section 1.2       Certain Definitions
         Section 1.3       Credit Agreement Definitions

                                    ARTICLE 2
                                    ---------

                                  The Guaranty
                                  ------------

         Section 2.1       Liabilities Guaranteed
         Section 2.2       Nature of Guaranty
         Section 2.3       Agent's Rights
         Section 2.4       Guarantor's Waivers
         Section 2.5       Maturity of Liabilities; Payment
         Section 2.6       Agent's Expenses
         Section 2.7       Liability
         Section 2.8       Events and Circumstances Not Reducing or
                           Discharging Guarantor's Obligations

                                    ARTICLE 3
                                    ---------

                         Representations and Warranties
                         ------------------------------

         Section 3.1       By Guarantor
         Section 3.2       No Representation by Lenders

                                    ARTICLE 4
                                    ---------

                          Subordination of Indebtedness
                          -----------------------------

         Section 4.1       Subordination of All Guarantor Claims
         Section 4.2       Claims in Bankruptcy
         Section 4.3       Payments Held in Trust
         Section 4.4       Liens Subordinate
         Section 4.5       Notation of Records

                                    ARTICLE 5
                                    ---------

                                  Miscellaneous
                                  -------------

         Section 5.1       Successors and Assigns
         Section 5.2       Notices
         Section 5.3       Construction
         Section 5.4       Invalidity
         Section 5.5       Liability of General Partner
         Section 5.6       ENTIRE AGREEMENT

                              GUARANTY AGREEMENT
                           (364-Day Credit Facility)

     THIS GUARANTY AGREEMENT, dated as of November 17, 2000, by ENTERPRISE PRODUCTS PARTNERS L.P., a Delaware limited partnership (the "Guarantor"), is in favor of FIRST UNION NATIONAL BANK, as Administrative Agent (the "Agent") for the several lenders ("Lenders") that are or become parties to the Credit Agreement defined below.

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, ENTERPRISE PRODUCTS OPERATING L.P., a Delaware limited partnership (the "Borrower"), the Agent, The Chase Manhattan Bank, as Syndication Agent, Bank One, NA, as Documentation Agent, and the Lenders have entered into that certain Credit Agreement dated as of November 17, 2000 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

     WHEREAS, one of the terms and conditions stated in the Credit Agreement for the making of the loans described therein is the execution and delivery to the Agent for the benefit of the Lenders of this Guaranty Agreement;

     NOW, THEREFORE, (i) in order to comply with the terms and conditions of the Credit Agreement, (ii) to induce the Lenders, at any time or from time to time, to loan monies, with or without security to or for the account of Borrower in accordance with the terms of the Credit Agreement, (iii) at the special insistence and request of the Lenders, and (iv) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:

                                   ARTICLE 1
                                   ---------

                                 General Terms
                                 -------------

     Section 1.1 Terms Defined Above. As used in this Guaranty Agreement, the terms "Agent", "Borrower", "Credit Agreement", "Guarantor" and "Lenders" shall have the meanings indicated above.

     Section 1.2 Certain Definitions. As used in this Guaranty Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

     "Guarantor Claims" shall have the meaning indicated in Section 4.1 hereof.

     "Guaranty Agreement" shall mean this Guaranty Agreement, as the same may from time to time be amended, supplemented, or otherwise modified.

     "Liabilities" shall mean (a) any and all Indebtedness of the Borrower pursuant to the Credit Agreement, including without limitation (i) the unpaid principal of and interest on the Loans, including without limitation, interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceeding, and (ii) any other amount owed by the Borrower under the Credit Agreement, and (b) all renewals, rearrangements, increases, extensions for any period, amendments, supplements, exchanges or reissuances in whole or in part of the Indebtedness of Borrower under the Credit Agreement, or any other documents or instruments evidencing any of the above.

     Section 1.3 Credit Agreement Definitions. Unless otherwise defined herein, all terms beginning with a capital letter which are defined in the Credit Agreement shall have the same meanings herein as therein.

                                   ARTICLE 2
                                   ---------

                                  The Guaranty
                                  ------------

     Section 2.1 Liabilities Guaranteed. Guarantor hereby irrevocably and unconditionally guarantees in favor of the Agent for the benefit of the Lenders the prompt payment of the Liabilities when due, whether at maturity or otherwise.

     Section 2.2 Nature of Guaranty. This Guaranty Agreement is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Liabilities or any extension of credit already or hereafter contracted by or extended to Borrower need be given to Guarantor. This Guaranty Agreement may not be revoked by Guarantor and shall continue to be effective with respect to debt under the Liabilities arising or created after any attempted revocation by Guarantor and shall remain in full force and effect until the Liabilities are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Liabilities may be outstanding. Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time the Liabilities, and the Lenders may waive any Default or Events of Default without notice to the Guarantor and in such event Guarantor will remain fully bound hereunder on the Liabilities. This Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Liabilities is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made. This Guaranty Agreement may be enforced by the Agent and any subsequent holder of any of the Liabilities and shall not be discharged by the assignment or negotiation of all or part of the Liabilities. Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, notice of intent to accelerate the maturity and notice of acceleration of the maturity and any other notice in connection with the Liabilities, and also notice of acceptance of this Guaranty Agreement, acceptance on the part of the Agent for the benefit of the Lenders being conclusively presumed by the Lenders' request for this Guaranty Agreement and delivery of the same to the Agent.

     Section 2.3 Agent's Rights. Guarantor authorizes the Agent, without notice or demand and without affecting Guarantor's liability hereunder, to take and hold security for the payment of this Guaranty Agreement and/or the Liabilities, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine; and to obtain a guaranty of the Liabilities from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

     Section 2.4 Guarantor's Waivers.

          (a) General. Guarantor waives any right to require any of the Lenders to (i) proceed against Borrower or any other person liable on the Liabilities, (ii) enforce any of their rights against any other guarantor of the Liabilities, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Liabilities, (iv) have Borrower joined with Guarantor in any suit arising out of this Guaranty Agreement and/or the Liabilities, or (v) pursue any other remedy in the Lenders' powers whatsoever. Except as provided in the Credit Agreement, the Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Liabilities, and the failure to so mitigate or take any such action shall not release the Guarantor from this Guaranty Agreement. Guarantor waives any defense arising by reason of any disability, lack of partnership authority or power, or other defense of Borrower or any other guarantor of the Liabilities, and shall remain liable hereon regardless of whether Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under the Credit Agreement shall be in the sole and absolute discretion of the Agent, and no delay by the Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to the Guarantor's liability under this Guaranty Agreement. To the extent allowed by applicable law, the Guarantor hereby waives any good faith duty on the part of the Agent in exercising any remedies provided in the Credit Agreement.

          (b) Subrogation. Until the Liabilities have been paid in full, the Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Agent or any Lender.

          Section 2.5 Maturity of Liabilities; Payment. Guarantor agrees that if the maturity of any of the Liabilities is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty Agreement without demand or notice to Guarantor. Guarantor will, forthwith upon notice from the Agent, pay to the Agent the amount due and unpaid by Borrower and guaranteed hereby. The failure of the Agent to give this notice shall not in any way release Guarantor hereunder.

          Section 2.6 Agent's Expenses. If Guarantor fails to pay the Liabilities after notice from the Agent of Borrower's failure to pay any Liabilities at maturity, and if the Agent obtains the services of an attorney for collection of amounts owing by Guarantor hereunder, or obtaining advice of counsel in respect of any of its rights under this Guaranty Agreement, or if suit is filed to enforce this Guaranty Agreement, or if proceedings are had in any bankruptcy, receivership or other judicial proceedings for the establishment or collection of any amount owing by Guarantor hereunder, or if any amount owing by Guarantor hereunder is collected through such proceedings, Guarantor agrees to pay to the Agent the Agent's reasonable attorneys' fees.

     Section 2.7 Liability. It is expressly agreed that the liability of the Guarantor for the payment of the Liabilities guaranteed hereby shall be primary and not secondary.

     Section 2.8 Events and Circumstances Not Reducing or Discharging Guarantor's Obligations. Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that Guarantor's obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

          (a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration, rearrangement, exchange or reissuance of all or any part of the Liabilities, or of the Letters of Credit or the Credit Agreement or any instrument executed in connection therewith, or any contract or understanding between Borrower and any of the Lenders, or any other Person, pertaining to the Liabilities;

          (b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to Borrower or Guarantor or any Person liable on the Liabilities;

          (c) Condition of Borrower or Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of Borrower or Guarantor or any other Person at any time liable for the payment of all or part of the Liabilities; or any dissolution of Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor, or any changes in the shareholders, partners, or members of Borrower or Guarantor; or any reorganization of Borrower or Guarantor;

          (d) Invalidity of Liabilities. The invalidity, illegality or unenforceability of all or any part of the Liabilities, or any document or agreement executed in connection with the Liabilities, for any reason whatsoever, including without limitation the fact that the Liabilities, or any part thereof, exceed the amount permitted by law, the act of creating the Liabilities or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Liabilities acted in excess of their authority, the Liabilities violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Liabilities wholly or partially uncollectible from Borrower, the creation, performance or repayment of the Liabilities (or the execution, delivery and performance of any document or instrument representing part of the Liabilities or executed in connection with the Liabilities, or given to secure the repayment of the Liabilities) is illegal, uncollectible, legally impossible or unenforceable, or the Credit Agreement or other documents or instruments pertaining to the Liabilities have been forged or otherwise are irregular or not genuine or authentic;

          (e) Release of Obligors. Any full or partial release of the liability of Borrower on the Liabilities or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Liabilities or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Liabilities in full without assistance or support of any other Person, and Guarantor has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Liabilities, or the Lenders will look to other parties to perform the Liabilities.

          (f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Liabilities;

          (g) Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Liabilities;

          (h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

          (i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Liabilities shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any collateral for the Liabilities;

          (j) Payments Rescinded. Any payment by Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to Borrower or someone else; or

          (k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Credit Agreement, the Liabilities, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Liabilities pursuant to the terms hereof; it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Liabilities when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Liabilities.

                                    ARTICLE 3
                                    ---------

                         Representations and Warranties
                         ------------------------------

     Section 3.1 By Guarantor. In order to induce the Lenders to accept this Guaranty Agreement, Guarantor represents and warrants to the Lenders (which representations and warranties will survive the creation of the Liabilities and any extension of credit thereunder) that:

          (a) Benefit to Guarantor. Guarantor's guaranty pursuant to this Guaranty Agreement reasonably may be expected to benefit, directly or indirectly, Guarantor.

          (b) Existence. Guarantor is a limited partnership duly organized and legally existing under the laws of the State of Delaware and is duly qualified in all jurisdictions wherein the property owned or the business transacted by it makes such qualification necessary, except where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

          (c) Power and Authorization. Guarantor is duly authorized and empowered to execute, deliver and perform this Guaranty Agreement and all action on Guarantor's part requisite for the due execution, delivery and performance of this Guaranty Agreement has been duly and effectively taken.

          (d) Binding Obligations. This Guaranty Agreement constitutes a valid and binding obligation of Guarantor, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights).

          (e) No Legal Bar. This Guaranty Agreement will not violate any provisions of Guarantor's limited partnership agreement or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Guarantor is subject.

          (f) No Consent. Guarantor's execution, delivery and performance of this Guaranty Agreement does not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

          (g) Solvency. The Guarantor hereby represents that (i) it is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Guaranty Agreement, (ii) it is not engaged in business or a transaction, or about to engage in a business or a transaction, for which any property or assets remaining with such Guarantor is unreasonably small capital, and (iii) it does not intend to incur, or believe it will incur, debts that will be beyond its ability to pay as such debts mature.

          Section 3.2 No Representation by Lenders. Neither the Lenders nor any other Person has made any representation, warranty or statement to the Guarantor in order to induce the Guarantor to execute this Guaranty Agreement.

                                    ARTICLE 4
                                    ---------

                          Subordination of Indebtedness
                          -----------------------------

     Section 4.1 Subordination of All Guarantor Claims. As used herein, the term "Guarantor Claims" shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Borrower arising as a result of subrogation or otherwise as a result of Guarantor's payment of all or a portion of the Liabilities. Until the Liabilities shall be paid and satisfied in full and Guarantor shall have performed all of its obligations hereunder, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other party any amount upon the Guarantor Claims if an Event of Default exists at the time of such receipt or collection.

     Section 4.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor's relief, or other insolvency proceedings involving Borrower as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims up to the amount of the Liabilities. Guarantor hereby assigns such dividends and payments to the Lenders up to the amount of the Liabilities. Should the Agent or any Lender receive, for application upon the Liabilities, any such dividend or payment which is otherwise payable to Guarantor, and which, as between Borrower and Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Liabilities, Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Liabilities, and such subrogation shall be with respect to that proportion of the Liabilities which would have been unpaid if the Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

     Section 4.3 Payments Held in Trust. In the event that notwithstanding Sections 4.1 and 4.2 above, Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent, and Guarantor covenants promptly to pay the same to the Agent.

     Section 4.4 Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower's assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower's assets securing payment of the Liabilities, regardless of whether such encumbrances in favor of Guarantor, the Agent or the Lenders presently exist or are hereafter created or attach. Without the prior written consent of the Lenders, Guarantor shall not (a) exercise or enforce any creditor's right it may have against the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of Borrower held by Guarantor.

     Section 4.5 Notation of Records. All promissory notes accepted by or held by Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty Agreement.

                                    ARTICLE 5
                                    ---------

                                  Miscellaneous
                                  -------------

     Section 5.1 Successors and Assigns. This Guaranty Agreement is and shall be in every particular available to the respective successors and assigns of the Agent and the Lenders and is and shall always be fully binding upon the legal representatives, heirs, successors and assigns of Guarantor, notwithstanding that some or all of the monies, the repayment of which is guaranteed by this Guaranty Agreement, may be actually advanced after any bankruptcy, receivership, reorganization, death, disability or other event affecting Guarantor.

     Section 5.2 Notices. Any notice or demand to Guarantor under or in connection with this Guaranty Agreement may be given and shall conclusively be deemed and considered to have been given and received in accordance with Section
9.01 of the Credit Agreement, addressed to Guarantor at the address on the signature page hereof or at such other address provided by the Guarantor to the Agent in writing.

     Section 5.3 Construction. This Guaranty Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the State of New York.

     Section 5.4 Invalidity. In the event that any one or more of the provisions contained in this Guaranty Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty Agreement.

     Section 5.5 Liability of General Partner. It is hereby understood and agreed that Enterprise Products GP, LLC, the general partner of the Guarantor, shall have no personal liability, as general partner or otherwise, for the payment of the Liabilities or any amount owing or to be owing hereunder.

     Section 5.6 ENTIRE AGREEMENT. This Written Guaranty Agreement Embodies the Entire Agreement and Understanding Between the Agent, The Lenders and the Guarantor and Supersedes All Other Agreements and Understandings Between Such Parties Relating to the Subject Matter Hereof and Thereof. This Written Guaranty Agreement Represents the Final Agreement Between the Parties and May Not Be Contradicted by Evidence of Prior, Contemporaneous, or Subsequent Oral Agreements of the Parties. There Are No Unwritten Oral Agreements Between the Parties.

        WITNESS THE EXECUTION HEREOF, as of the date first above written.

                            ENTERPRISE PRODUCTS PARTNERS L.P.,
                            a Delaware limited partnership

                            By:  Enterprise Products GP, LLC, General Partner


                                     By: /s/ Michael A. Creel
                                        --------------------------------------
                                     Name:   Michael A. Creel
                                     Title:  Sr. Vice President
                                             and Chief Financial Officer

                                     2727 North Loop West
                                     7th Floor
                                     Houston, Texas 77008